SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549



                            FORM 8-K



        Current Report Pursuant to Section 13 or 15(d) of
               The Securities Exchange Act of 1934




Date of report:  July 11, 1997       Commission File No. 1-8013
(Date of earliest event reported)




              AMERICAN FINANCIAL ENTERPRISES, INC.




Incorporated under               IRS Employer
the laws of Connecticut          Identification No. 31-0996797



                     One East Fourth Street
                     Cincinnati, Ohio  45202
                     Phone:  (513) 579-2121



Former name or former address, if changed since last report - not applicable.


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              AMERICAN FINANCIAL ENTERPRISES, INC.

                            FORM 8-K

Item 5.    Other Events.

      On July 11, 1997, American Financial Enterprises, Inc. ("AFEI") entered into a merger agreement with American Financial Group, Inc. ("AFG"). Under the merger agreement, AFG will acquire all of the shares of AFEI Common Stock which it does not currently own. Please see the News Release attached hereto as
Exhibit 1.


Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

    (a)    Not Applicable
    (b)    Not Applicable
    (c)    Exhibit (99) Additional Exhibits.
             (1)    American  Financial  Enterprises,  Inc.  News
                    Release


                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                          AMERICAN FINANCIAL ENTERPRISES, INC.



July 14, 1997             By:   James C. Kennedy
                              James C. Kennedy
                              Deputy General Counsel & Secretary


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                                                        Exhibit 1
              AMERICAN FINANCIAL ENTERPRISES, INC.
                          NEWS RELEASE

Date:    July 11, 1997                 Contact:  Anne N. Watson

For Release:   Immediately             Phone:  (513) 579-6652

                 AMERICAN FINANCIAL ENTERPRISES
              ANNOUNCES SIGNING OF MERGER AGREEMENT


      (Cincinnati, Ohio) American Financial Enterprises, Inc. ("AFEI") announced today that it has entered into an agreement with American Financial Group, Inc. pursuant to which AFG will acquire all of the shares of AFEI common stock (approximately 18% of those outstanding) which it does not currently own.

     Under the AFEI merger agreement, all publicly-held shares of AFEI will be exchanged, at the option of AFEI shareholders, for
(i) shares of common stock of a new holding company formed by AFG on a one-for-one basis, or (ii) $37.00 per share in cash. There are approximately 2.7 million shares of AFEI common stock outstanding (including yet-unexercised employee stock options) which are not beneficially owned by AFG. The transaction has been structured to be tax-free to AFEI shareholders who receive solely shares of common stock of the new holding company in the merger.

      The transaction is subject to approval of two-thirds of AFEI's shareholders other than AFG.

      This announcement does not constitute a solicitation of proxies or consents of AFEI shareholders, which will only be made by means of a proxy statement/prospectus relating to the proposal which has yet to be filed with the Securities and Exchange Commission.

      AFEI is a holding company whose assets consist primarily of investments in American Financial Group, Inc. and American
Annuity Group, Inc. AFEI's common stock trades on the Pacific and Chicago Stock Exchanges under the symbol "AFE."

      AFG is engaged primarily in specialty and multi-line property and casualty insurance businesses and in the sale of tax-
deferred   annuities  and  certain  life  and  health   insurance
products.   AFG's  common stock trades  on  the  New  York  Stock
Exchange under the symbol "AFG."


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